EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-269918, No. 333-263152, No. 333-273620, No. 333-268134, No. 333-259539, No. 333-228577, No. 333-192334, No. 333-192333, No. 333-170753, No. 333-170727, No. 333-145127, No. 333-126564, No. 333-103496, No. 333-47848, No. 333-81121, No. 333-68555, No. 333-64653, No. 333-60737, No. 333-57915, and No. 333-57267) on Forms S-3 and S-8 of our report dated February 14, 2025, with respect to the consolidated financial statements of Moody’s Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

New York, New York
February 14, 2025